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FOR IMMEDIATE RELEASE

US AIRWAYS ANNOUNCES BOARD OF DIRECTOR CHANGE

Hans Mirka retires from Board; Will not stand for reelection

TEMPE, Ariz., March 24, 2006 - US Airways today announced that one of its Board members, Hans Mirka, has elected to retire from its Board of Directors. Mirka, 69, was up for reelection to a three-year term and informed the Company that he has elected not to stand for reelection. Mirka originally joined the US Airways board in 2003, prior to the merger with America West. He also served as a member of the Board's finance committee. The Company has not announced a replacement for Mirka's vacant position, and effective with Mirka's retirement, will have 12 members on its Board. Mirka will remain on the Company's Board until its annual meeting on May 17, 2006.

Chairman, President and CEO Doug Parker said, "We are grateful to Hans for his work on behalf of our employees and shareholders as he provided a guiding hand while we established our integration plan."

Vice Chairman Bruce Lakefield said, "Hans provided great counsel during a very difficult period in US Airways history. His contributions were extremely helpful to me personally and to our Board collectively."

US Airways and America West's recent merger creates the fifth largest domestic airline employing nearly 35,000 aviation professionals. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,700 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. This press release and additional information on US Airways can be found at www.usairways.com or www.americawest.com.

-LCC-